Exhibit (d)(7)(ii)

EQ ADVISORS TRUST

AMENDMENT NO. 1 TO THE

INVESTMENT ADVISORY AGREEMENT

AMENDMENT NO. 1 to the Investment Advisory Agreement effective as of June 24, 2013 (“Amendment No. 1”) between AXA Equitable Funds Management Group, LLC, a limited liability company organized under the laws of the State of Delaware (“FMG LLC” or “Manager”) and Capital Guardian Trust Company, a California corporation (“Cap Guardian” or “Adviser”).

WHEREAS, FMG LLC and Cap Guardian agree to modify the Investment Advisory Agreement dated as of May 1, 2011, (“Agreement”) as follows:

1. New Portfolio. FMG LLC hereby appoints Cap Guardian to serve as the Adviser to an Allocated Portion of EQ/Large Cap Core PLUS Portfolio (“New Portfolio”).

2. Existing Portfolio. The Manager hereby reaffirms its appointment of the Adviser as the investment adviser to EQ/Capital Guardian Research Portfolio.

3. Duration of Agreement.

a.	Except as noted in subsection (b) below, with respect to the Portfolios specified in Appendix A to the Agreement (except as provided below), the Agreement will continue in effect for a 12 month period beyond June 30, 2013 and may be continued thereafter pursuant to subsection (c) below.

b.	With respect to the New Portfolio specified in Amendment No. 1, the Agreement will continue in effect for a period of two years beginning June 24, 2013 and may be continued thereafter pursuant to subsection (c) below.

c.	With respect to each Portfolio, the Agreement shall continue in effect annually after the date specified in subsection (a) or (b), as the case may be, only so long as such continuance is specifically approved at least annually by a majority of the Trustees who are not a party to the agreement or interested persons (as defined in the Investment Company Act of 1940, as amended (“1940 Act”) (“Independent Trustees”), and by either the Board of Trustees or a vote of a majority of the outstanding shares of the Portfolio. The required shareholder approval of the Agreement or of any continuance of the Agreement shall be effective with respect to a Portfolio if a majority of the outstanding voting securities of the series (as defined in Rule 18f-2(h) under the 1940 Act) vote to approve the Agreement or its continuance, notwithstanding that the Agreement or its continuance may not have been approved by majority of the outstanding voting securities of (a) any other Portfolio affected by the Agreement, or (b) all the Portfolios of the Trust.

4. Appendix A. Appendix A to the Agreement setting forth the Portfolios of the Trust for which the Adviser is appointed as the investment adviser and the fee payable to the Adviser is hereby replaced in its entirety by Appendix A attached hereto.

5. Ratification. Except as modified and amended hereby, the Agreement is hereby ratified and confirmed in full force and effect in accordance with its terms.

IN WITNESS WHEREOF, the parties have executed and delivered this Amendment No. 1 as of the date first set forth above.

AXA EQUITABLE FUNDS MANAGEMENT GROUP, LLC		CAPITAL GUARDIAN TRUST COMPANY

By:	/s/ Steven M. Joenk	By:	/s/ Cheryl Hesse
	Steven M. Joenk	Name:	Cheryl Hesse
	Chairman, Chief Executive Officer and President	Title:	SVP

APPENDIX A

TO THE

INVESTMENT ADVISORY AGREEMENT

Related Portfolios	Annual Advisory Fee***

Large Cap Core Portfolios, which shall consist of the EQ/Cap Guardian Research Portfolio and Other Allocated Portion(s)** identified directly below (collectively, referred to as “Large Cap Core Portfolios”):

EQ/Large Cap Core PLUS Portfolio*,**

0.50% of the Large Cap Core Portfolios’ daily net assets up to and including $150 million; 0.45% of the Large Cap Core Portfolios’ daily net assets over $150 million and up to and including $300 million; 0.35% of the Large Cap Core Portfolios’ daily net assets over $300 million and up to and including $500 million; and 0.30% of the Large Cap Core Portfolios’ daily net assets in excess of $500 million and up to and including $1 billion; 0.275% of the Large Cap Core Portfolios’ average daily net assets in excess of $1 billion and up to and including $2 billion and 0.25% of the Large Cap Core Portfolios’ daily net asset in excess of $2 billion.

*	Fee to be paid with respect to the Portfolio shall be based only on the portion of the Portfolio’s average daily net assets advised by the Adviser.
**	Other Allocated Portions are other investment companies (or series or portions thereof) that are managed by FMG LLC and advised by the Adviser, which are classified as “Large Cap Core Portfolios.”
***	The daily advisory fee for the Large Cap Core Portfolios is calculated by multiplying the aggregate net assets of the Large Cap Core Portfolios at the close of the immediately preceding business day by the Annual Advisory Fee Rate calculated as set forth above and then dividing the result by the number of days in the year.